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                                                                     EXHIBIT 8.1


                          [SIDLEY & AUSTIN LETTERHEAD]

                                 January 5, 2000



Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas  75038

Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger (the "Agreement") dated as of November 17, 1999, among Safeskin Corporation, a Florida corporation (the "Company"), Kimberly-Clark Corporation, a Delaware corporation ("Parent"), and Brooks Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), which provides for the merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

         As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) each issued and outstanding share of the common stock, par value $.01 per share, of the Company (a "Share" or, collectively, the "Shares"), not owned directly or indirectly by Parent or the Company, will be converted into, and become exchangeable for, 0.1956 of a validly issued, fully paid and nonassessable share of the common stock, par value $1.25 per share, of Parent ("Parent Common Stock"), with cash paid in lieu of a fractional share of Parent Common Stock, together with the corresponding fraction of a right to purchase Parent Series A Preferred Stock pursuant to the Parent Rights Agreement; (ii) each Share that is owned by the Company or any direct or indirect subsidiary of the Company and each Share that is owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent will be canceled and retired without payment of any consideration therefor and will cease to exist; and (iii) each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation. The Company Rights have been amended and will not apply to the Merger and will expire immediately prior to the Effective Time.



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SIDLEY & AUSTIN                                                          CHICAGO

Kimberly-Clark Corporation
January 5, 2000
Page 2


         The Merger and the Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of the Company.

         In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement, the Prospectus, the Company Stockholder Agreements dated as of November 17, 1999, and such other documents as we have deemed relevant and necessary (including, without limitation, those described above). Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date thereof and the Effective Time.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Florida; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by the executives of the Company and Parent contained in the Company Tax Certificate and the Parent Tax Certificate, respectively, each dated on or about the date hereof, are and will be accurate in all respects, and neither the Company nor Parent will have provided written notification prior to the Effective Time that a statement made in the Company Tax Certificate or the Parent Tax Certificate, respectively, is no longer accurate.

         In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings and interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to the Company shareholders who or that, for United States federal income tax purposes, are


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SIDLEY & AUSTIN                                                          CHICAGO

Kimberly-Clark Corporation
January 5, 2000
Page 3


nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation.

         Based upon and subject to the foregoing, it is our opinion, as counsel for Parent, that, for federal income tax purposes:

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

         (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

         (iii) no gain or loss will be recognized by the shareholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

         (iv) the aggregate tax basis of the shares of Parent Common Stock received by a shareholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor;

         (v) the holding period for shares of Parent Common Stock received by a shareholder solely in exchange for Shares pursuant to the Merger will include the shareholder's holding period for such Shares, provided such Shares were held as capital assets by such shareholder at the Effective Time; and

         (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in such fractional share (determined under (iv) above) and the amount of cash received.

         Except as expressly set forth above, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.


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SIDLEY & AUSTIN                                                          CHICAGO

Kimberly-Clark Corporation
January 5, 2000
Page 4


         We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

         This opinion letter is provided to you only and, without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the foregoing, we hereby consent to the reference to Sidley & Austin in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,


                                          /s/ SIDLEY & AUSTIN